Exhibit 99.1

Berkshire Hills Announces Quarterly Shareholder Dividend

BOSTON, March 15, 2021 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors has approved a quarterly cash dividend of $0.12 per common share to shareholders of record at the close of business on March 23, 2021, payable on March 30, 2021.

ABOUT BERKSHIRE HILLS BANCORP

Berkshire Hills Bancorp is the parent of Berkshire Bank, a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture. Headquartered in Boston, Berkshire operates 124 banking offices in seven Northeastern states, with approximately $12.8 billion in assets.

CONTACT

Investor Relations Contact

David Gonci; Capital Markets Director; 413-281-1973